CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 24, 2014, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 149 (included in Van Kampen Unit Trusts, Municipal Series 1019) as of September 30, 2013, and for the period from October 12, 2011 (date of deposit) through September 30, 2012 and for the year ended September 30, 2013 and the financial highlights for the period from October 12, 2011 (date of deposit) through September 30, 2012 and for the year ended September 30, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-176336) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2014